Exhibit A

Name and Business Address	Country of Citizenship	Present Principal Occupation or Employment
Adri Koersvelt Bayer Global Investments B.V. Energieweg 1 3641 RT Mijdrecht Netherlands	Netherlands

Managing Director of Bayer Global Investments B.V., Bayer World Investments B.V., Bayer B.V., Bayer Capital Corporation B.V., Bayer US B.V., Bayer Solution B.V., Biogenetic Technologies B.V., Medrad Europe B.V., Medrad France B.V., Medrad China B.V. and Berlipharm B.V.

Member of the Board of Bayer Medical Care B.V., Bayer R&I B.V., Bayer SA-NV and Bayer Antwerpen NV

Axel Steiger-Bagel Bayer SA-NV Jan Emiel Mommaertslaan 14 1831 Diegem, Belgien	Germany	Senior Bayer Representative CFO Bayer Benelux Managing Director Bayer SA-NV Director Bayer Antwerpen NV Director Bayer Global Investments BV